COMPAQ COMPUTER CORPORATION     P.O. BOX 692000                    NEWS RELEASE
PUBLIC RELATIONS DEPARTMENT     HOUSTON, TEXAS  77269-2000
                                TEL 281-514-0484
                                FAX 281-514-4583

                                HTTP://WWW.COMPAQ.COM



[LOGO OF COMPAQ COMPUTER CORPORATION APPEARS HERE]


FOR IMMEDIATE RELEASE
---------------------

                     COMPAQ ANNOUNCES JOHN RANDO TO LEAVE COMPANY

     HOUSTON, May 11, 1999 - Compaq Computer Corporation announced today that John Rando, Senior Vice President and General Manager of Compaq Services, will resign from the Company, effective July 1st.

     "John built one of the most motivated and successful service organizations in the computing world," said Benjamin M. Rosen, acting Chief Executive Officer of Compaq. "John leaves the services organization in a strong leadership position, with major customers recognizing our vast capabilities in the sector. It is a mark of John's commitment to this company that he will remain in place to assure a smooth transition to his successor. We will continue to build on the strong foundation of the services organization - a vital element of Compaq's future success."

COMPANY BACKGROUND

     Compaq Computer Corporation, a Fortune Global 100 company, is the second-largest computer company in the world and the largest global supplier of computer systems. Compaq develops and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, enterprise and network storage solutions, commercial desktop and portable products and consumer PCs. The Company is an industry leader in environmentally friendly programs and business practices.

     Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products are available at
http://www.compaq.com.
---------------------

                                   #   #   #

Compaq, Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

For further information, contact:
Compaq Computer Corporation     Jim Finlaw                      281-514-6137
                                jim.finlaw@compaq.com

Compaq Computer Corporation     Alan Hodel                      281-518-8932
                                alan.hodel@compaq.com

Investor Relations Contact:
     281-514-9549 or 800-433-2391
     investor.relations@compaq.com
     -----------------------------